Exhibit 3.178

CERTIFICATE OF FORMATION

OF

SAFEWAY HOLDINGS I, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to herein as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “Limited Liability Company”) is “Safeway Holdings I, LLC”.

SECOND: The address of the registered office and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The formation of the Limited Liability Company shall be effective upon the filing of this Certificate of Formation with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 27th day of September, 2006.

/s/ Adam M. Saltzman
Adam M. Saltzman,
Authorized Person